Exhibit 4.2
FORBEARANCE AGREEMENT
          FORBEARANCE AGREEMENT, dated as of February 6, 2008 (this “Agreement”), among (a) Home Solutions of America, Inc., a Delaware corporation (the “Borrower”), (b) each of the lenders party hereto (individually, together with its successors and assigns, a “Lender” and collectively, the “Lenders”), (c) each of the Debtors set forth in the Pledge and Security Agreement dated as of November 1, 2006 (collectively, the “Debtors” or each, a “Debtor”), (d) the Guarantors (as such term is defined in the Credit Agreement) (collectively, with the Debtors and the Borrower, the “Credit Parties” and each, individually, a “Credit Party”) and (e) Texas Capital Bank, National Association, as Lender, Administrative Agent, Arranger and Sole Bookrunner (the “Agent”).
WITNESSETH:
          WHEREAS, on or about November 1, 2006, the Borrower, the Agent, and the Lenders party thereto entered into the Credit Agreement dated as of November 1, 2006 (as it may be amended from time to time, the “Credit Agreement”).1
          WHEREAS, pursuant to the Credit Agreement, the Lenders agreed to make available a Revolving Credit Commitment in an aggregate principal amount at any time outstanding up to, but not exceeding, $45,000,000 (the “Revolving Loan”) subject to termination as set forth in the Credit Agreement.
          WHEREAS, pursuant to the Credit Agreement, the Lenders agreed to make Term Loan Advances in the aggregate principal amount up to, but not exceeding, $15,000,000 (the “Term Loan”) subject to termination as set forth in the Credit Agreement.
          WHEREAS, pursuant to the Credit Agreement, the Lenders have issued the following two letters of credit: (i) LC 676 in the original amount of $2,000,000 and (ii) LC 796 in the original amount of $500,000.
          WHEREAS, on or about November 1, 2006, the Debtors executed a Guaranty Agreement pursuant to which the Debtors guaranteed the prompt payment and performance of the Borrower’s obligations under the Credit Agreement.
          WHEREAS, on or about November 1, 2006, the Agent, the Lenders, the Borrower, and the Debtors executed a Pledge and Security Agreement (the “Pledge Agreement”) pursuant to which the Borrower and each Debtor pledged, assigned and granted to the Agent, the Lenders and each of their Affiliates, a security interest in all of such Borrower’s or Debtor’s right, title and interest in and to the Collateral (as such term is defined in the Pledge Agreement) to secure the prompt and complete payment and performance of the Secured Obligations (as such term is defined in the Pledge Agreement).

[1]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

          WHEREAS, Fireline Restoration, Inc. (“Fireline”), a Subsidiary of the Borrower, is a Debtor under the Pledge Agreement.
          WHEREAS, on or about July 24, 2007, Fireline, a general contractor, entered into a settlement agreement (the “Settlement Agreement”) with Vista Royale Association, Inc. (“Vista Royale”) pursuant to which Vista Royale assigned to Fireline, subject to certain limitations set forth in the Settlement Agreement, Vista Royale’s right to claim in certain suits and to receive from the Florida Insurance Guaranty Association (“FIGA”) monies (the “Settlement Proceeds”) to be paid to Vista Royale in settlement of Vista Royale’s insurance claims (the “Assigned Claim”).
          WHEREAS, in or about August 2007, Fireline, Vista Royale, and the Borrower entered into an addendum to the Settlement Agreement (the “Addendum”). The parties to the Addendum agreed that any monies remaining after the Settlement Proceeds were applied in the manner set forth in the Addendum would be remitted to Fireline (such remaining amount, the “Vista Proceeds”).
          WHEREAS, on or about January 22, 2008, Fireline, the Borrower and Vista Royale entered into a settlement with FIGA concerning the Assigned Claim (the “FIGA Settlement Agreement”).
          WHEREAS, on or about October 17, 2007, the Borrower, the Agent (in its individual capacity and as Agent), and the Lenders party thereto entered into a consent agreement (the “Consent Agreement”) pursuant to which the Agent and the Lenders party thereto consented to the entry by the Borrower into the RGA Transaction (as such term is defined in the Consent Agreement).
          WHEREAS, in the Consent Agreement, the Borrower agreed that, notwithstanding any other provision of the Consent Agreement or any other Loan Document, the Borrower would repay the Obligations in full on or before December 31, 2007 (the “Final Payment”).
          WHEREAS, in the Consent Agreement, Fireline agreed that the Agent has a Lien on the FIGA Receivables (as such term is defined in the Consent Agreement), and that Fireline would take the steps set forth in Section 3.3 of the Consent Agreement.
          WHEREAS, the Borrower did not make the Final Payment on or before December 31, 2007.
          WHEREAS, failure by the Borrower to make the Final Payment on or before December 31, 2007 constituted an Event of Default under the Credit Agreement (the “Payment Breach”).
          WHEREAS, in addition to the Payment Breach, other Events of Default, including but not limited to an Event of Default arising from the Borrower’s failure to deliver its Borrowing Base Report for any applicable period after August 31, 2007, exist under the Credit Agreement (collectively, with the Payment Breach, the “Existing Events of Default”).

          WHEREAS, as of December 31, 2007, the outstanding principal balance on the Revolving Loan was $37,611,166.10 (the “Current Revolving Loan Commitment”) plus interest.
          WHEREAS, as of December 31, 2007, the outstanding principal balance on the Term Loan was $10,000,000 plus interest.
          WHEREAS, as of December 31, 2007, the Letter of Credit Liabilities in respect of issued and outstanding Letters of Credit totalled $2,385,471.69.
          WHEREAS, as of the date of the execution of this Agreement, Fireline is in the process of entering into a settlement agreement with Delmar Condominium Association (“Delmar”) pursuant to which Fireline expects it or certain other Credit Parties will receive certain proceeds (the “Delmar Proceeds”) in settlement of its claims against Delmar.
          WHEREAS, the Borrower currently anticipates receiving a Federal Income Tax refund (the “Federal Income Tax Refund”), subject to negotiation with the Internal Revenue Service, on or before April 15, 2008.
          WHEREAS, the Borrower has requested, and the Lenders have agreed, subject to the terms and conditions of this Agreement, to forbear during the Forbearance Period (as defined below) from exercising rights and remedies under the Loan Documents with respect to the Existing Events of Default.
          NOW, THEREFORE, in consideration of the premises and the agreements hereinafter contained, and for other good and valuable consideration, the parties hereto hereby agree as follows:
          1. Forbearance. During the period from the Effective Date (as defined below) through July 1, 2008 (the “Forbearance Period”), the Lenders hereby agree to forbear from exercising rights and remedies under the Loan Documents with respect to the Existing Events of Default; provided that the Forbearance Period shall automatically and immediately terminate, and the Lenders shall be entitled to exercise any and all rights and remedies under any Loan Document and applicable law without further notice, upon the occurrence of any of (i) any Default or an Event of Default (other than with respect to the Existing Events of Default) under any Loan Document or (ii) the failure by any credit party to satisfy the terms and conditions set forth in this Agreement (excluding the conditions set forth in Section 17 of this Agreement, which conditions shall constitute conditions to the effectiveness of this Agreement) (a “Forbearance Event of Default”).
          2. Maturity. Notwithstanding any other provision of this Agreement or any other Loan Document, the Borrower irrevocably and unconditionally covenants and agrees (a) to indefeasibly repay the Obligations in full, subject to and in the manner prescribed below, on or before July 1, 2008 (the “Maturity Date”) and (b) the Term Loan Commitment and the Revolving Credit Commitment will terminate on or before the Maturity Date as provided in this Agreement. The Borrower further agrees that any and all obligations to issue Letters of Credit under the Credit Agreement will terminate, and all outstanding Letters of Credit will be cash secured by the Borrower, on or before June 30, 2008.

          3. Control Agreements; Cash Sweeps.
               (a) Establishment of Central Account. By February 15, 2008 (or by such later date as may be agreed by the Agent in its sole discretion), the Credit Parties shall execute control agreements (the “Control Agreements”) requested by the Agent and Lenders providing for a central sweep account at Texas Capital Bank, National Association (the “Central Account”) of all funds received by the Credit Parties deposited at any of the Credit Parties’ depository banks (the “Collection Accounts”). The Credit Parties represent and warrant that all of their depository accounts are listed on Schedule 3(a) annexed hereto.
               (b) Remittance of Funds. The Credit Parties shall instruct all Account Debtors (as such term is defined in the Pledge Agreement) or obligors under the Receivables (as such term is defined in the Pledge Agreement) to remit all collections in respect thereof to such Central Account or to such other Collection Account as shall be reasonably designated by the Agent. The Credit Parties hereby agree that (i) all good funds on deposit in each of the Collection Accounts shall be swept pursuant to standing instructions (by wire or ACH transaction) on a daily basis to the Central Account and (ii) all collections and other amounts received by the Credit Parties from any Account Debtor or any other source shall, promptly upon receipt, be deposited into the Central Account. Each Credit Party shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with the Credit Party (each a “Related Person”) to (i) hold in trust for the Agent, for the benefit of itself and the Lenders, all checks, cash and other items of payment received by the Credit Party or any such Related Person on behalf of such Credit Party of any checks, cash or other items of payment, and (ii) within one (1) Business Day after receipt by the Credit Party or any such Related Person on behalf of such Credit Party of any checks, cash, or other items of payment, deposit the same into a Collection Account. The Credit Parties and each Related Person thereof acknowledge and agree that all cash, checks or other items of payment constituting the proceeds of Collateral are part of the Collateral.
               (c) Crediting Payments. Upon the terms and subject to the conditions set forth in the Control Agreements, all amounts received in the Collection Accounts shall be wired each Business Day into the Central Account. Upon the occurrence of a Default or Event of Default (except with respect to the Existing Events of Default) under any Loan Document or a Forbearance Event of Default under this Agreement, the receipt of any funds by the Agent (whether from transfers to Agent from the Collection Accounts or otherwise) immediately shall be applied to provisionally reduce the Obligations outstanding under the Credit Agreement, but shall not be considered a payment on account unless such collection item is a wire transfer of immediately available federal funds and is made to the Central Account or unless and until such collection item is honored when presented for payment. Should any collection item not be honored when presented for payment, then the Credit Party shall not be deemed to have made such payment and interest shall be recalculated accordingly. Any collection item shall be deemed received by the Agent only if it is received into the Central Account on a Business Day on or before 11:00 a.m. Central time. If any collection item is received in to the Central Account on a non-Business Day or after 11:00 a.m. Central time on a Business Day, it shall be deemed to have been received by the Agent as of the opening of business on the immediately following Business Day.

          4. Remittance of Delmar Proceeds. Within three (3) Business Days after any Credit Party’s receipt of the Delmar Proceeds, and in any event no later than March 31, 2008, such Credit Party shall remit to the Agent the Delmar Proceeds; provided, however, so long as (i) no Default or Event of Default has occurred or is continuing under any Loan Document (except with respect to the Existing Events of Default) and (ii) no Forbearance Event of Default (as defined below) has occurred or is continuing under this Agreement, the Credit Party shall be entitled to retain thirty-five percent (35%) of the first $5,000,000 of the Delmar Proceeds plus the next $700,000 after the first $5,000,000 (the “Retained Delmar Amount”). In no event, however, shall the Retained Delmar Amount exceed the sum of $1,750,000 of the first $5,000,000 plus the next $700,000 after the first $5,000,000 is collected, or $2,450,000 in the aggregate. From and after the occurrence of a Default or Event of Default under any Loan Document (except with respect to the Existing Events of Default) or Forbearance Event of Default under this Agreement, any Credit Party in possession of the Delmar Proceeds shall, within three (3) Business Days after any such occurrence, remit to the Agent any portion of the Delmar Proceeds not previously remitted to the Agent (including, but not limited to, the Retained Delmar Amount). The Agent shall apply any Delmar Proceeds received from any Credit Party to reduce the Borrower’s outstanding obligations under the Revolving Credit Advances and, as set forth in Section 11 below, to permanently reduce the Current Revolving Loan Commitment.
          5. Remittance of Federal Income Tax Refund. Within three (3) Business Days after any Credit Party’s receipt of the Federal Income Tax Refund, and in any event no later than April 15, 2008, such Credit Party shall remit to the Agent the Federal Income Tax Refund; provided, however, so long as (i) no Default or Event of Default has occurred or is continuing under any Loan Document (except with respect to the Existing Events of Default) and (ii) no Forbearance Event of Default (as defined below) has occurred or is continuing under this Agreement, such Credit Party shall be entitled to retain twenty-five percent (25%) of the first $5,000,000 of the Federal Income Tax Refund (the “Retained Federal Income Tax Amount”). In no event, however, shall the Retained Federal Income Tax Amount exceed $1,250,000. From and after the occurrence of a Default or Event of Default under any Loan Document (except with respect to the Existing Events of Default) or Forbearance Event of Default under this Agreement, the Credit Party shall, within three (3) Business Days after any such occurrence, remit to the Agent any portion of the Federal Income Tax Refund not previously remitted to the Agent (including, but not limited to, the Retained Federal Income Tax Amount). The Agent shall apply any Federal Income Tax Refund received from the Credit Party to reduce the Borrower’s outstanding obligations under the Revolving Credit Advances and, as set forth in Section 11 below, to permanently reduce the Current Revolving Loan Commitment.
          6. Remittance of Related Party Proceeds. Within three (3) Business Days after receipt thereof, the Borrower shall remit or cause to be remitted to the Agent any proceeds, net of reasonable collection expenses, received by the Borrower or any Credit Party on account of, or in connection with (a) claims, demands, or suits of any kind asserted by the Borrower or its Subsidiaries against Mr. Brian Marshall (“Marshall”) and/or any entities related to or affiliated with Marshall or by which Marshall was employed in any capacity and (b) receivables from any related party including without limitation receivables booked by Marshall on the Borrower’s or its Subsidiaries’ books and records, a non-exclusive list of which has been heretofor delivered to the Agent (collectively, the “Marshall Proceeds”). The Agent shall apply the Marshall Proceeds to reduce the Borrower’s outstanding obligations under the Revolving

Credit Advances and, as set forth in Section 11 below, to permanently reduce the Current Revolving Loan Commitment.
          7. Remittance of Vista Proceeds. The Borrower shall remit or cause to be remitted to the Agent (i) in accordance with Section 17 below, on or before the Effective Date, the Vista Proceeds received by it or any other Credit Party and (ii) within one (1) Business Day of receipt thereof, any Vista Proceeds received by the Borrower or any Credit Party after the Effective Date; provided, however, so long as (x) no Default or Event of Default has occurred or is continuing under any Loan Document (except with respect to the Existing Events of Default) and (y) no Forbearance Event of Default (as defined below) has occurred or is continuing under this Agreement, such Credit Party shall be entitled to retain the first $3,958,855.76 exceeding $10,100,000.00 of Vista Proceeds remitted to the Agent (the “Retained Vista Proceeds”). From and after the occurrence of a Default or Event of Default under any Loan Document (except with respect to the Existing Events of Default) or Forbearance Event of Default under this Agreement, the Borrower shall, within one (1) Business Day after any such occurrence, remit or cause to be remitted to the Agent any portion of the Vista Proceeds not previously remitted to the Agent (including, but not limited to, the Retained Vista Proceeds). The Agent shall apply any Vista Proceeds received from the Borrower or any other Credit Party to reduce the Borrower’s outstanding obligations under the Revolving Credit Advances and, as set forth in Section 11 below, to permanently reduce the Current Revolving Loan Commitment.
          8. Remittance of Fireline Asset Sale Proceeds. Within three (3) Business Days after any Credit Party’s receipt of the proceeds from the sale of all or any portion of the Fireline assets listed on Schedule 8 annexed hereto (the “Fireline Non-Core Asset Sale Proceeds”), and in any event no later than March 31, 2008, such Credit Party shall remit to the Agent the Fireline Non-Core Asset Sale Proceeds. In no event shall the aggregate of all Fireline Non-Core Assets Sale Proceeds total less than $400,000. The Agent shall apply any Fireline Non-Core Asset Sale Proceeds received from any Credit Party to reduce the Borrower’s outstanding obligations under the Revolving Credit Advances and, as set forth in Section 11 below, to permanently reduce the Current Revolving Loan Commitment.
          9. Cash Collateral. The Credit Parties hereby agree that any of the Vista Proceeds, the Federal Income Tax Refund, the Delmar Proceeds and the Marshall Proceeds remitted or required to be remitted to the Agent pursuant to this Agreement shall constitute “cash collateral” (as such term is used in 11 U.S.C. § 363(a)) of the Lenders in any bankruptcy case filed by or against any Credit Party pursuant to title 11 of the United States Code to the extent contemplated by 11 U.S.C. § 363(a).
          10. Exit Fee. The Borrower hereby agrees to pay to the Agent, for itself and for the benefit of the Lenders an exit fee, as set forth in the table below upon satisfaction of the Obligations under the Loan Documents, including, but not limited to this Agreement.

Date on which Obligations are Satisfied In Full	Exit Fee to be Paid to the Agent

1-90 days following the Effective Date	0.00% of the sum of the Revolving Credit Commitment and the Term Loan Commitment

91-120 days following the Effective Date	.50% of the sum of the Revolving Credit Commitment and the Term Loan Commitment

121-180 days following the Effective Date	1.50% of the sum of the Revolving Credit Commitment and the Term Loan Commitment
          11. Revolving Credit Advances Payments.
               (a) Reduction of Revolving Credit Commitment. The Agent shall apply (i) the Vista Proceeds received by the Agent, (ii) any Delmar Proceeds received by the Agent, (iii) any Federal Income Tax Refund received by the Agent, and (iv) the Marshall Proceeds (each of which shall be remitted by the Borrower or other Credit Party, as applicable, in accordance with the deadlines set forth in this Agreement) to (x) repay the outstanding Revolving Credit Advances and (y) permanently reduce the Current Revolving Loan Commitment by an equal amount (collectively, “Permanent Reductions”). Amounts by which the Current Revolving Loan Commitment is reduced may not be borrowed or reborrowed.
               (b) Revolving Credit Advances. Subject to the terms and conditions of the Credit Agreement, as modified by this Agreement, each Lender severally, and not jointly, agrees to make one or more Revolving Credit Advances to the Borrower from time to time from the date hereof to and including the Maturity Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of its Percentage Share of the Current Revolving Loan Commitment, provided that (i) the aggregate amount of all Revolving Credit Advances, at any time outstanding shall not exceed the amount of the Current Revolving Loan Commitment minus the Permanent Reductions then having been made and shall be subject to the then-current Borrowing Base and (ii) after giving effect to the Borrower’s request for a Revolving Credit Advance, any Overadvance (as defined below) requested by the Borrower shall not exceed the amounts prescribed in Section 11(c) below; provided further that the Lenders shall not be obligated to make any Revolving Credit Advance to the Borrower if (x) a Forbearance Event of Default shall occur or be continuing, (y) an Event of Default under any other Loan Document (except the Existing Events of Default) shall occur or be continuing, or (z) the accuracy of Borrowing Base Report delivered to the Agent by the Borrower on or before the Effective Date shall not have been verified by the Agent’s Financial Consultant (defined below) in accordance with the deadlines set forth in this Agreement.
               (c) Overadvances. If the Borrower requests that Lenders make, or permit to remain outstanding Revolving Credit Advances in excess of the Borrowing Base (any such excess Revolving Credit Advance is herein referred to as an “Overadvance”), the Agent may elect to make, or permit to remain outstanding such Overadvance; provided, however, that such Overadvance may not exceed (i) between the Effective Date and March 31, 2008, $28,000,000 less the amount of any Permanent Reductions prior to March 31, 2008; and (ii) from and after March 31, 2008, $21,000,000 (on any date, the “Permitted Overadvance”). Commencing April 1, 2008, and continuing monthly through and until the Maturity Date, the Agent shall further reduce the Permitted Overadvance by $750,000 per month.
               (d) Repayment of Revolving Credit Advances. The Borrower shall repay the unpaid principal amount of all Advances on the Maturity Date, unless due sooner pursuant to any provision of this Agreement.
               (e) Interest. The unpaid principal amount of the Revolving Credit Advances shall, subject to the following sentence, bear interest beginning on January 1, 2008, at the Prime Rate plus 3.00% percentage points. Accrued and unpaid interest on the Revolving Credit Advances shall be payable on the first day of each and every month commencing February 1, 2008.
               (f) Payment Deadlines. If any payment due under this Section 11 shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.
          12. Term Loan Payments.
               (a) Repayment of Principal and Interest. During the forbearance period and subject to prior acceleration due to the Borrower’s failure to comply with the terms and conditions set forth in this Agreement (excluding the conditions set forth in Section 17 of this Agreement, which conditions shall constitute conditions to the effectiveness of this Agreement), the Borrower shall repay the unpaid principal and interest on the Term Loan as set forth in the chart below:

Payment Date	Required Payments

February 1, 2008	(i) Accrued and unpaid interest (in accordance with Section 12(b)) and (ii) the Agent’s reasonable out of pocket expenses

March 1, 2008	(i) Accrued and unpaid interest (in accordance with Section 12(b)) and (ii) the Agent’s reasonable out of pocket expenses

April 1, 2008	(i) Accrued and unpaid interest (in accordance with Section 12(b)) and (ii) the Agent’s reasonable out of pocket expenses

Payment Date	Required Payments

May 1, 2008	(i) Accrued and unpaid interest (in accordance with Section 12(b)), (ii) $425,000 to be applied by the Agent to unpaid principal obligations under the Term Loan, and (iii) the Agent’s reasonable out of pocket expenses

June 1, 2008	(i) Accrued and unpaid interest (in accordance with Section 12(b)), (ii) $425,000 to be applied by the Agent to unpaid principal obligations under the Term Loan, and (iii) the Agent’s reasonable out of pocket expenses

July 1, 2008	(i) Accrued and unpaid interest (in accordance with Section 12(b)), (ii) all remaining unpaid principal obligations under the Term Loan, and (iii) the Agent’s reasonable out of pocket expenses
               (b) Interest. The unpaid principal amount of the Term Loan shall, subject to the following sentence, bear interest beginning on January 1, 2008 at the Prime Rate plus 3.00% percentage points. Accrued and unpaid interest on the Term Loan shall be payable on the first day of each and every month commencing February 1, 2008.
               (c) Payment Deadlines. If any payment due under this Section 12 shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.
          13. Assignment of Claims. The Borrower hereby irrevocably and unconditionally assigns to the Agent any right, title or interest of the Borrower to make a claim, bring suit, or otherwise make a demand in respect of an occurrence of employee theft, dishonesty or misconduct under any applicable insurance policy of Borrower including Borrower’s package insurance policies with Hartford.
          14. Reporting Requirements. Notwithstanding anything to the contrary in the Credit Agreement, during the Forbearance Period, the Borrower will provide (or cause to be provided) to the Agent (with sufficient copies of each document for each Lender) the documents set forth in this Section 14 in the manner prescribed below.
               (a) Borrowing Base Reports. On or before the Effective Date, the Borrower shall have provided to the Agent the most recent Borrowing Base Report, such Borrowing Base Report to be for the period ending no earlier than December 31, 2007. The accuracy of the most recent Borrowing Base Report provided to the Agent on or before the Effective Date shall have been verified by the Agent’s Financial Consultant (defined below) within thirty (30) days after receipt of said Borrowing Base Report. Commencing on February 15, 2008 and continuing every two weeks thereafter, the Borrower shall provide to the

Agent a Borrowing Base Report, each Borrowing Base Report to relate to the immediately preceding two (2) week period, as certified by the chief financial officer of the Borrower and Frank Fradella, the chairman and chief executive officer of the Borrower, which Borrowing Base Report shall be accompanied by the details of calculation thereof by an accounts receivable aging summary and detailed aging reports, in each case by entity.
               (b) 2007 Financial Statements. On or before April 30, 2008, the Borrower shall provide to the Agent a copy of the final annual audit report of the Borrower and its Subsidiaries for the fiscal year 2007 containing, on a consolidated and consolidating basis, balance sheets and statements of income, retained earnings, and cash flow as at the end of fiscal year 2007 and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing reasonably acceptable to the Agent, to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope.
               (c) Thirteen-Week Cash Flow Forecast. On or before the Effective Date, the Borrower shall provide to the Agent, the Borrower’s most recent thirteen-week cash flow forecast. The reasonableness of the most recent thirteen-week cash flow forecast provided to the Agent on or before the Effective Date shall have been confirmed by the Agent’s Financial Consultant (defined below) within thirty (30) days after receipt by the Agent. Commencing February 15, 2008, and continuing every two (2) weeks thereafter throughout the Forbearance Period, the Borrower shall provide to the Agent the Borrower’s thirteen-week cash flow forecast.
               (d) Accounts Payable Aging. Commencing on March 1, 2008 and continuing every two weeks thereafter, the Borrower shall provide to the Agent a schedule and aging of the Borrower’s accounts payable.
               (e) Reporting Deadlines. If any deliverable due under this Section 14 shall be stated to be due on a day other than a Business Day, such deliverable shall be made on the next succeeding Business Day.
          15. Financial Consultant. The Credit Parties agree to cooperate with any financial consultant (the “Financial Consultant”) retained by the Agent and to allow the Financial Consultant full access to the Credit Parties’ premises, books, and records upon reasonable notice and during normal business hours.
          16. Other Debt. During the Forbearance Period, other than amounts paid to the Agent and payments from time to time due to trade creditors, subcontractors, or professionals as are reasonably necessary to be made in the ordinary course of the Borrower’s business, the Borrower shall not make any scheduled or unscheduled payments on any Subordinated Debt or unscheduled payments on any other Existing Debt.
          17. Conditions to Effectiveness. This Agreement shall become effective as of the date (the “Effective Date”) the following conditions precedent have been satisfied:

               (a) The Borrower shall have remitted to the Agent, for the benefit of itself and the Lenders, all accrued interest and fees in respect of the Obligations through January 31, 2008;
               (b) The Borrower or its counsel shall have retained for the duration of this Agreement a financial advisor (the “Financial Advisor”) reasonably acceptable to the Agent (the Agent acknowledges that the firm Alvarez and Marsal is acceptable), and shall have provided to the Agent with a copy of the executed engagement agreement between the Borrower or its counsel and the Financial Advisor;
               (c) The Agent shall have received at least $10,100,000 of Vista Proceeds;
               (d) The Agent shall have received a copy of the FIGA Settlement;
               (e) The Borrower shall have provided to the Agent a copy of an unaudited financial report of the Borrower and its Subsidiaries as of the end of the third quarter of 2007 containing, on a consolidated basis, a balance sheet and statement of income, retained earnings, and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by the chief financial officer of the Borrower and Frank Fradella, the chairman and chief executive officer of the Borrower, to have been prepared in accordance with GAAP and to fairly and accurately present in all material respects (subject to year-end audit adjustments) the financial condition and results of operations of the Borrower and its Subsidiaries, on a consolidated basis, at the date and for the periods indicated therein;
               (f) Each Credit Party shall have duly executed a counterpart of this Agreement; and
               (g) The Agent shall have received a duly executed counterpart of this Agreement, executed by each Lender, and the Agent shall have duly executed a counterpart hereof.
          18. Representations and Warranties. Each Credit Party hereby represents that (a) other than the Existing Events of Default, no Event of Default or Default under any Loan Document has occurred and is continuing and (b) all of the representations and warranties made by each Credit Party contained in any Loan Document are true and correct in all material respects with the same effect as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representation and warranties shall have been true and correct on and as of such earlier date.
          19. Releases. Each of Credit Party hereby affirms its obligations under the Credit Agreement and Loan Documents and represents and warrants that there are no liabilities, claims, suits, debts, liens, losses, causes of action, demands, rights, damages or costs, or expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent (collectively, the “Claims”) that any Credit Party may have or claim to have against the Agent, any Lender or any Participant, or any of their respective affiliates, agents, employees, officers, directors, representatives, attorneys, successors and assigns (collectively, the “Lender Released

Parties”), which might arise out of or be connected with any act of commission or omission of the Lender Released Parties existing or occurring on or prior to the date of this Agreement, including, without limitation, any Claims arising with respect to the Obligations or any Loan Documents. In furtherance of the foregoing, each Credit Party hereby releases, acquits and forever discharges the Lender Released Parties from any and all Claims that any Credit Party may have or claim to have, relating to or arising out of or in connection with the Obligations or any Loan Documents or any other agreement or transaction contemplated thereby or any action taken in connection therewith from the beginning of time up to and including the date of the execution and delivery of this Agreement. Each Credit Party further agrees forever to refrain from commencing, instituting or prosecuting any lawsuit, action or other proceeding against any Lender Released Parties with respect to any and all Claims which might arise out of or be connected with any act of commission or omission of the Lender Released Parties existing or occurring on or prior to the date of this Agreement, including, without limitation, any Claims arising with respect to the Obligations or any Loan Documents.
          20. Reference to and Effect on the Loan Documents.
               (a) All of the terms of any Loan Document shall remain unchanged and in full force and effect except as specifically modified hereby.
               (b) This Agreement is and shall be a Loan Document.
               (c) The execution, delivery and effectiveness of this Agreement shall not operate as a waiver or cure of any Default or Event of Default, right, power or remedy under any Loan Document, nor constitute a waiver of any other provision of any Loan Document, including, but not limited to, with respect to the Existing Events of Default, other than with respect to the Lenders’ agreement to forbear as set forth in Section 1. The Credit Parties acknowledge that, notwithstanding the execution, delivery and effectiveness of this Agreement, the Existing Events of Default exist and are continuing until payment in full of the Obligations under this Agreement and the other Loan Documents.
               (d) Except as expressly provided herein, the Lenders reserve all rights, claims and remedies that they have or may have against the Borrower, the Debtors, and any other Credit Parties.
          21. Forbearance Fee. The Borrower shall pay to the Agent, for the benefit of itself and the Lenders, a forbearance fee of $100,000, payable in installments of $15,000 each on March 1, 2008, April 1, 2008, May 1, 2008 and June 1, 2008 and in one installment of $40,000 on July 1, 2008.
          22. Fees, Costs and Expenses. The Borrower agrees to pay on demand, in accordance with the terms of any Loan Document, all reasonable costs and expenses of the Agent in connection with the preparation, production, reproduction, execution and delivery of this Agreement, including the reasonable fees and out-of-pocket expenses of counsel and advisors for the Agent.
          23. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which,

when so executed and delivered, shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.
          24. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Texas.
          25. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
          26. Section Numbers. Unless otherwise indicated, all references to section numbers are references to sections of this Agreement.
          27. Amendments. This Agreement may not be amended or modified, or any provisions hereof waived, except by a written agreement signed by the Lenders.
[Remainder of Page Intentionally Left Blank]

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their respective officers and members thereunto duly authorized, as of the date first above written.

BORROWER: HOME SOLUTIONS OF AMERICA, INC. as Borrower
By:
Name:
Title:

DEBTORS AND GUARANTORS: CORNERSTONE MARBLE & GRANITE, INC.
By:
Name:
Title:

FIBER-SEAL SYSTEMS, L.P.
By:
Name:
Title:

FIRELINE RESTORATION, INC.
By:
Name:
Title:

HOME SOLUTIONS RESTORATION OF LOUISIANA, INC.
By:
Name:
Title:

P.W. STEPHENS, INC.
By:
Name:
Title:

SOUTHERN EXPOSURE UNLIMITED OF FLORIDA, INC.
By:
Name:
Title:

S.E. TOPS OF FLORIDA, INC.
By:
Name:
Title:

FSS HOLDING CORP.
By:
Name:
Title:

SOUTHERN EXPOSURE HOLDINGS, INC.
By:
Name:
Title:

LENDERS: TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, as Administrative Agent
By:
Name:
Title:

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, as Lender
By:
Name:
Title:

AMEGY BANK, N.A., as Lender
By:
Name:
Title:

BANK OF OKLAHOMA, N.A., as Lender
By:
Name:
Title:

COMPASS BANK, as Lender
By:
Name:
Title:

AMARILLO NATIONAL BANK, as Lender
By:
Name:
Title:

SCHEDULES TO BE PROVIDED BY HSOA
     3(a)      Collection accounts
     8           Fireline Non-Core Assets
Other deliverables:
     FIGA settlement
     Updated A&M engagement letter
     Q3 Financials
     13-week cash flow
     Borrowing base report
     HSOA board resolution authorizing execution of agreement